Exhibit 10.20
FUEL TECH, INC.
EMPLOYMENT AGREEMENT — GENERAL
Agreement made as of the 31st day of August, 2009 between Fuel Tech, Inc., a Delaware Corporation (the “Company”) with its principal place of business at 27601 Bella Vista Parkway, Warrenville, IL 60555, and Robert E. Puissant of 128 Falcon Hill Court, Green Bay, WI 54302 (“Employee”).
In consideration of the Company’s employment of Employee and the compensation to be paid to the Employee, the Company and the Employee agree, as follows:
1. Employment Status.
(a)	Employment with the Company is contingent on Employee signing this agreement. Employee shall also be entitled to participate in such benefits as the Company provides to its employees generally.
No statement in this Employment Agreement shall be construed to grant any Employee an employment contract of fixed duration. Nothing contained in any provision of this Employment Agreement shall be interpreted as altering the at-will employment relationship or as a limitation, either express or implied, on the Company’s right to discipline or discharge an Employee. Either the Employee or the Company may terminate the employment relationship at any time, for any reason, with or without notice and with or without cause.
(b)	Position. Employee is employed as Executive Vice President, Marketing and Sales.

(c)	Base Salary, Sign-On Bonus. Employee shall initially have an annual base salary of $300,000 prorated from commencement of employment and paid semi-monthly.

(d)	Annual Bonus. Employee shall be entitled to participate in the Company’s Corporate Incentive Plan (“CIP”) with an initial Target Participation Percentage of 40% of base salary, subject to the terms of each annual CIP Plan as approved by the Compensation and Nominating Committee of the Board of Directors of the Company.

(e)	Stock Options. Employee shall receive a non-qualified stock option award under the Company’s Incentive Plan (“Plan”) on the Company’s standard terms to acquire 40,000 Company common shares effective as of, and at an exercise determined at the fair market value under the Plan on, the date of Employee’s commencement of employment, or , if such date shall be in a closed period prior to the release of Company earnings, then on the third day following the Company’s earnings release thereafter.

(f)	Vacation. Employee shall be entitled to 10 days of vacation from date of hire through December 31, 2009, fully accrued as of Employee’s hire date. Thereafter, commencing January 1, 2011, Employee shall be entitled to thirty (30) days of vacation per calendar year accrued under the Company’s normal vacation policy.

(g)	Benefit Plans. Employee shall be entitled to participate in the Company’s 401 (k) and Profit Sharing Plan and such other benefit and health and welfare plans as are extended by the Company to employees generally.
(h)	Salary Continuation/Change of Control. If Employee’s employment is involuntarily terminated not for cause within a year after an event of “Change of Control” as defined in the Fuel Tech, Inc. Incentive Plan (“Plan”), Employee shall be entitled to continuation of base salary and benefits for up to the earlier of one year after such termination or until Employee shall attain comparable employment with an equivalent salary. “Benefits” for this purpose shall include Medical and Dental coverage, 401 (k) participation and other plans and programs in which the officers of the Company generally are entitled to participate, and, with respect to EOIP payouts, such amount for a prior year as is earned but unpaid under the terms of that prior year plan and, for a current year, such amount as the Compensation and Nominating Committee of the Board of Directors of the Company, or any

successor company, shall approve. “Cause” shall mean conviction of Employee under or a plea of guilty by Employee to any state or Federal felony charge (or the equivalent thereof outside the United States); any instance of fraud, embezzlement, self-dealing, insider trading or similar malfeasance with respect to the Company regardless of amount; substance or alcohol abuse; or other conduct for which dismissal has been identified in the Fuel Tech, Inc. Employee Handbook, or any successor manual, or the Company’s Code of Business Conduct and Ethics, all as from time to time in effect, as a potential disciplinary measure.
2.	Best Efforts. The Employee while employed by the Company shall devote Employee’s best efforts, and Employee’s time and attention to the interests of the Company as required by the Company and shall faithfully perform all duties from time to time assigned to Employee and shall conform to all of the Company’s requirements for proper business conduct including, without limitation, the Company’s policies, procedures and guidelines set forth in the Company’s Code of Business Ethics and Conduct, and the Company’s Employee Handbook as well as all applicable national, state, and local laws, regulations, and ordinances. The Company reserves the right, in its sole discretion, to change any such policies, procedures, or guidelines, in whole or in part, at any time in the future, with or without notice to Employee.

3.	Disclosure. Employee shall disclose promptly and completely to the Company in writing, and shall respond to all inquiries made by the Company whether during or after employment about, all inventions, programs, processes, software, data, formulae, trade secrets, ideas, concepts, discoveries and developments (“Developments”), whether patentable or not, which during employment the Employee may make, conceive, reduce to writing or other storage media, or with respect to which Employee shall acquire the right to grant licenses or to become licensed, either solely or jointly with others, which:
(a)	Relates to any subject matter with which Employee’s work for the Company may be concerned; or

(b)	Relates to or is concerned with the business, products or projects of the Company or that of its customers; or

(c)	Involves the use of the Company’s time, material or facilities.
Employee agrees that all such Developments are and shall remain the sole and absolute property of the Company or its nominees, Employee will not withhold Developments from the Company for the use or benefit of Employee or any other person or entity after Employee’s employment terminates.

4.	Copyrights. Employee agrees that all writings, illustrations, models, pictures, software, and other such materials and original works of authorship created or produced by Employee during the term of his employment with the Company and relating to his employment with the Company shall be work made for hire under U.S. copyright laws and shall be at all times the sole and absolute property of the Company or its nominees. To the extent that such works are not works made for hire under the U.S. copyright laws, then Employee grants, assigns, and transfers to the Company any and all rights (including but not limited to copyrights) in and to all such works.

5.	Assignment. At all times during and after Employee’s employment with the Company and at no expense to Employee, Employee shall execute and deliver such assignments and other documents as may be reasonably requested by the Company to obtain or uphold for the benefit of the Company, patents, trademarks, and copyrights in any and all countries for Developments, whether or not Employee is the inventor or creator thereof. The Company shall be the sole and absolute owner of any resulting patents, trademarks, and copyrights for Developments.

6.	Development Exclusions. This Employment Agreement does not apply to a Development or an original work of authorship that was developed entirely on the Employees’ own time and that used no equipment or facility or trade secret information of the Company and (a) that does not result from any work performed by the Employee for the Company or (b) that does not relate to the business of the Company.

7.	Development Compensation. Employee shall receive no compensation for actions required of the Employee under the requirements of Sections 3 and 4 and 5 above whether during or after termination of employment, provided, however, that Employee shall be reimbursed by the Company for any of Employee’s reasonable out of pocket expenses necessarily arising out of such actions and such expenses are approved in advance by the Company.

8.	Confidentiality; Non-Use. At all times during and after Employee’s employment by the Company, Employee shall hold in strictest confidence, and, without the express prior written authorization of the officer of the Company to whom Employee reports or of the Board of Directors of the Company, Employee shall not disclose or transfer to any third party or use for Employee’s own benefit, any Development or any secret or confidential Company information relating to research or development programs, products or services, customer information, customer lists, business processes, business plans, or sales or marketing plans.

9.	Company Property. Employee shall carefully preserve the Company’s property and not convert it to personal use. At the termination of Employee’s employment, Employee shall return to the Company any and all Company property entrusted to Employee, including without limiting the generality of the foregoing, all notes, correspondence, books, laboratory logs, computer disks and tapes or other data storage media, engineering records, drawings; and also any keys, key cards, credit cards, telephone cards, computers, equipment and vehicles.

10.	Employee Disputes. Employee agrees that in any claim which he may bring against the Company or which the Company may bring against the Employee, the Employee now and will in the future agree and consent that, at the Company’s sole election and in its absolute discretion, any such claim may be determined in arbitration or, once initiated in any court by the Employee, may be removed by the Company from that court to arbitration.

11.	Arbitration. Except as otherwise provided in this section, any controversy or claim between Employee and the Company arising out of or relating to Employee’s employment or termination of employment or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized, will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration will be conducted within the district of the federal district court with jurisdiction over Employee’s most recent place of employment with the Company and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated, except in the event of any conflict with applicable law or the terms of this section, in which case applicable law will take precedence under all circumstances and the terms of this Agreement will take precedence over the AAA rules. The arbitrator will render a written decision to the parties setting forth the rationale for any award. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be allocated pursuant to the AAA rules or, in the absence of any rules covering such costs, will be shared equally between the parties. Each party will bear its or his own travel expenses and attorneys’ fees. A judgment may be entered upon the arbitrator’s decision and the decision will be enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this section.

12.	Waiver of Jury Trial. In the event that either party files, and is allowed by the courts to prosecute, a court action on a dispute between the Employee and the Company, the plaintiff in such an action agrees not to request, and hereby waives his, her, or its right to, a trial by jury.

13.	Law. This Employment Agreement and any disputes arising between the Company and Employee shall be interpreted and governed by the law of the state of Employee’s last place of employment with the Company, excluding its choice of laws rules.
14.	Integration: No Oral Modifications. This written Employment Agreement is the only employment agreement between the Company and the Employee and supersedes all other writings or understandings related to Employee’s employment. This Employment Agreement, including this provision, may not be modified by any oral statements made by any person. This Employment Agreement, including this provision, may be modified only by a written agreement signed both by the Employee and by an authorized officer of the Company.
15.	Severability. Company and Employee agree that if any of the agreements, covenants, restrictions and waivers by Employee in this Employment Agreement is held invalid by a court of competent jurisdiction, such provisions shall be stricken or modified by the Court and the remaining and modified provisions shall remain in full force and effect.
IN WITNESS WHEREOF, the parties have signed this Employment Agreement as of the day and year first written above.

/s/ Robert E. Puissant Robert E. Puissant — Employee	/s/ Christina Potvin Witness

Christina Potvin

Name (Please print or type)

FUEL TECH, INC.

By:	/s/ Michael Petrak Title: Director of Human Resources